                                                                     EXHIBIT 5.1

           [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

                                                                    212-859-8164

February 13, 1998                                            (FAX: 212-859-8586)

LTM Holdings, Inc.
711 Fifth Avenue
11th Floor
New York, NY 10022

Ladies and Gentlemen:

     We are acting as special counsel to LTM Holdings, Inc., a Delaware corporation ("Loews Theatres"), in connection with the Registration Statement on Form S-4 (No. 333-______), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to securities to be issued by Loews Theatres in connection with an arrangement (the "Arrangement") to implement a business combination between Loews Theatres and Cineplex Odeon Corporation, an Ontario corporation ("Cineplex Odeon"), pursuant to the Master Agreement dated as of September 30, 1997 by and among Sony Pictures Entertainment Inc., a Delaware corporation ("SPE"), Loews Theatres and Cineplex Odeon. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

     Pursuant to the Transactions, Loews Theatres will issue 22,028,709 Loews Cineplex Common Shares (the "New Common Shares"), of which 4,426,606 will be subscribed for by Universal Studios, Inc., 8,242,385 will be exchanged for all of the outstanding shares in the capital of Plitt Theatres, Inc. (the "Plitt Shares") held by Cineplex Odeon and distributed by it in exchange for 82,423,849 outstanding shares of Cineplex Odeon capital stock and up to 9,359,718 will be exchanged for 93,597,171 shares of Cineplex Odeon capital stock. In addition, pursuant to the Transactions, Loews Theatres will issue 84,000 Loews Cineplex Class B Non-Voting Common Shares (the "Class B Shares"), of which 80,000 will be exchanged for Cineplex Odeon SRV Shares held by Universal Studios, Inc. and 4,000 will be exchanged for Cineplex Odeon Common Shares held by the Charles Rosner Bronfman Family Trust. The Loews Cineplex Class B Non-Voting Common Shares shall automatically be converted into Loews

LTM Holdings, Inc.                    -2-                     February 13 , 1998

Cineplex Common Shares on a one-for-one basis upon certain circumstances described in the Registration Statement. Upon closing of the Transactions, 4,520,000 Loews Cineplex Common Shares (the "LTM Plan Shares") will be issuable either upon exercise of stock options (the "LTM Options") issued or issuable under the LTM Holdings, Inc. 1997 Stock Incentive Plan (the "LTM Plan") or upon the exercise of outstanding Cineplex Odeon options ("Cineplex Odeon Options") which will be converted into LTM Options upon consummation of the Transactions.

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than Loews Theatres, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of Loews Theatres, and others.

     Based upon the foregoing, and subject to the assumptions made herein, it is our opinion that:

     1. If the New Common Shares are issued and distributed as described in the Registration Statement, at such time of issuance, assuming that all of the Plitt Shares and Cineplex Odeon Common Shares are validly issued, fully paid and nonassessable, such New Common Shares will be validly issued, fully paid and nonassessable.

     2. If the Class B Shares are issued as described in the Registration Statement, assuming that all of the SRV Shares and Cineplex Odeon Common Shares are validly issued, fully paid and nonassessable, such Class B Shares will be validly issued, fully paid and nonassessable.

LTM Holdings, Inc.                     -3-                     February 13, 1998

          3. If the Class B Shares are converted into Loews Cineplex Common Shares, as described in the Registration Statement, such Loews Cineplex Common Shares will be validly issued, fully paid and nonassessable.

          4. If the LTM Plan Shares are issued upon exercise of options issued or issuable under the LTM Plan or Cineplex Odeon Plan, as applicable, and as described in the Registration Statement, the LTM Plan Shares will be validly issued, fully paid and nonassesable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Management Information Circular and Proxy Statement/Prospectus (the "Information Circular") forming a part of the Registration Statement as having passed upon the validity of the issuance of the Loews Cineplex securities. We also hereby confirm that the discussion in the Information Circular forming a part of the Registration Statement under the heading "Tax Considerations to Cineplex Odeon Shareholders -- Certain U.S. Federal Tax Consequences," which refers to Fried, Frank, Harris, Shriver & Jacobson, based on the assumptions and subject to the qualifications set forth therein, represents our opinion (the "Tax Opinion") regarding the principal federal income and estate tax considerations generally applicable to Cineplex Odeon shareholders arising from and relating to the Arrangement, insofar as the discussion relates to matters of U.S. federal income and estate tax law and legal conclusions with respect thereto. No opinion is expressed on matters other than those specifically referred to therein. We hereby consent to the filing of the Tax Opinion as part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,

                                        Fried, Frank, Harris, Shriver & Jacobson


                                        By  /s/ David Golay
                                            ____________________________________
                                                    David Golay